JACK HENRY & ASSOCIATES, INC.
2015 EQUITY INCENTIVE PLAN

PERFORMANCE SHARES AGREEMENT

Date of Grant:

Number of Performance Shares Granted

        This Award Agreement dated _______ , is made by and between Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), and _______________ (“Participant”).
RECITALS:
        A.    Effective November 10, 2015, the Company's stockholders approved the Jack Henry & Associates, Inc. 2015 Equity Incentive Plan pursuant to which the Company may, from time to time, grant Shares of Performance Shares to eligible Service Providers of the Company and its Affiliates.
B.    Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant shares of Performance Shares of the Company under the terms and conditions established by the Committee.
AGREEMENT:

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
        1.    Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.
        2.    Grant of Performance Shares. Effective as of the Date of Grant set forth above opposite the heading "Date of Grant," subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant that number of Shares of Performance Shares identified above opposite the heading "Number of Performance Shares Granted" (the "Performance Shares"), but the number of such Performance Shares actually settled may be ultimately adjusted and determined pursuant to the terms and conditions set forth in this Agreement and including Appendix A hereto. Each Performance Share shall initially be deemed to be the equivalent of one share of Stock; provided, however, that certain levels of achievement may result in settlement of less than one, or more than one, share of Stock (or its cash equivalent) for each Performance Share. In the sole discretion of the Committee, the Company may elect to settle a Performance Share for cash with a cash payment equal to the fair market value of each Performance Share the Committee elects to settle for cash.
        3.    Restrictions; Company Stock Ownership Guidelines.
(a)    Restrictions. Except as may be permitted under the Plan or by the Committee, none of Participant's rights to payment hereunder are transferable by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise. Any attempted disposition of any of Participant's rights hereunder, or the levy of any execution, attachment or similar process upon any of the Performance Shares prior to settlement, shall be null and void and without effect. Holding Performance Shares does not give Participant the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to shares of Stock underlying the Performance Shares that the Company may issue under the terms and conditions of this Agreement.
(b)    Company Stock Ownership Guidelines. Any Shares acquired by Participant on the Settlement Date pursuant to this Award may be subject to any Company stock ownership guidelines or stock ownership policy as determined appropriate by the Committee and communicated to Participant. Participant agrees that Participant will comply with and adhere to such stock ownership guidelines or stock ownership policy.
4.Settlement, Forfeiture and Share Issuance.

(a)    Appendix A Performance Measures. The performance measures applicable to the Performance Shares (the “Performance Measures”) are set forth in Appendix A to this Agreement. By accepting the terms and conditions of this Agreement, Participant shall be deemed to have consented to Appendix A, and Appendix A, its Performance Measures, terms and conditions are incorporated herein by reference. The Performance Measures relate to the Company's 20__, 20__, and 20__ fiscal years (each a “Performance Year”, and collectively the “Performance Period”). Appendix A also sets forth the “Scheduled Settlement Date”, which, if it occurs due to achievement of one or more of the Performance Measures, shall follow the meeting of the Committee at which the applicable level of performance goal achievement is determined for Award purposes (“Applicable Committee Meeting”). At the Applicable Committee Meeting following the 20__ Performance Year, the Committee shall conduct an objective analysis as to whether one or more of the Performance Measures have been satisfied. If one or more of such Performance Measures have been satisfied, the Committee shall certify such achievement (“Certification”) and instruct the Company to begin the Performance Shares settlement process.
(b)    Performance Settlement.

(i)    The Performance Shares shall be settled in connection with Certification (as provided in Appendix A, but no earlier than any Scheduled Settlement Date). Settlement shall not occur if Certification does not occur at the Applicable Committee Meeting in 20__ (the “Deadline”), and if Certification does not occur by the Deadline, no Performance Shares shall be settled and all of Participant's rights under this Agreement shall be forfeited as of the Deadline.
(ii)    To the extent permissible under the Plan, the Committee, in its sole discretion, may elect to settle one or more Performance Shares by making a cash payment to Participant in an amount equal to the then fair market value of the share of Stock underlying the Performance Share being settled, less any amounts necessary to satisfy the Company's tax withholding obligations.
(c)    Other Settlement.
(i)    Effect of Change in Control on Award and Settlement.

(A)    If a Change in Control occurs prior to the last day of the Performance Period, this Award shall automatically convert into a time-based vesting Award relating to a new number of Performance Shares determined under Section 4(c)(i)(B) and subject to the vesting condition and exceptions under Section 4(c)(i)(C).

(B)    The new number of Performance Shares for purposes of this Section 4(c)(i) shall be equal to the sum of:

(I)    the greater of (a) the number of Shares subject to the TSR Measuring Goal set forth in Appendix A (i.e., the number that would be obtained if goal achievement were 100%) or (b) the number of Shares subject to the TSR Measuring Goal set forth in Appendix A and that would have been settled based on the actual level of TSR goal achievement if the date of such Change in Control event were the applicable measuring date for the TSR performance measure; plus

(II)    the number of Performance Shares subject to goals other than the TSR Measuring Goal (i.e., the number that would be obtained for all other non-TSR Measuring Goals) if goal achievement for each of such other performance measures were at 100%.

(C)    In the event that this Award Agreement is not converted, assumed, substituted, continued, or replaced (with substantially identical economic terms) by a successor or surviving entity, or a parent or subsidiary thereof, in connection with such

Change in Control event, then, immediately prior to the Change in Control event, all of the Performance Shares (as adjusted under this Section 4(c)(i)) shall vest in full and be issued. In the event that this Award Agreement is converted, assumed, substituted, continued, or replaced (with substantially identical economic terms) by a successor or surviving entity, or a parent or subsidiary thereof, in connection with the Change in Control event, then the Performance Shares (as adjusted under this Section 4(c)(i)) shall become vested, subject to Participant's continuous employment, on the last day of the Performance Period. In the event that the Participant's employment terminates before the last day of the Performance Period, the Performance Shares shall be forfeited; provided, however, if Participant experiences a Covered Termination (as defined below) prior to the last day of such Performance Period, then all of the Performance Shares (as adjusted under this Section 4(c)(i)) shall become immediately vested as of the date of the Covered Termination, and, provided, further, if the Participant dies, becomes Disabled or Retires prior to the last day of such Performance Period, the Participant or the Participant’s estate or beneficiary(ies) shall receive a pro rata portion of the Performance Shares (as adjusted under this Section 4(c)(i)), such pro rata portion determined in the same manner as set forth below in Section 4(c)(ii).

(D)    Definitions. For purposes of this Section 4(c)(i):

(I)    “Covered Termination” means (a) the termination of the Participant's employment with the Company or the successor or surviving entity, or a parent or subsidiary thereof, in connection with the Change of Control event, within the period commencing 90 days prior to, and ending two years following such Change in Control event (the "Applicable Period") without Cause (as defined below), or (b) Participant’s resignation for Good Reason (as defined below) during the Applicable Period.

(II)    "Cause" means (a) failure of the Participant to adequately perform his or her duties assigned by the Committee; or (b) any act or acts of gross dishonesty or gross misconduct on the Participant's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which the Participant is not legally entitled.

(III)    "Good Reason" means (a) a material diminution of the Participant's authority, duties or responsibilities from those being exercised and performed by the Participant immediately prior to the Change in Control event; (b) a transfer of the Participant to a location which is more than 75 miles away from the location where the Participant was employed immediately prior to the Change in Control event; (c) a material diminution in the rate of the Participant's annual salary below his or her rate of annual salary immediately prior to the Change in Control event; (d) a material diminution in the Participant's annual target bonus opportunity below his or her annual target bonus opportunity immediately prior to the Change in Control event; or (e) a material breach by the Company of any incentive award agreement covering the Participant; provided, however, that Good Reason shall not be deemed to exist unless the Participant has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, and after such notice the Company has been provided a period of 30 days to eliminate the existence of Good Reason.

(ii)Effect of Death, Disability and Retirement on Settlement.

(A)    Upon Participant's termination of employment due to Disability or “Retirement”, no forfeiture or accelerated settlement of the Performance Shares shall occur (except as provided in Section 4(c)(i) above). Rather, on the Scheduled Settlement Date following the Applicable Committee Meeting, if Certification occurs, a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to Participant's termination of employment.

(B)    Upon Participant's termination of employment due to death, settlement shall be accelerated such that a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to the Participant’s death. Such pro rata settlement shall occur as if goal achievement occurred at the level resulting in settlement of 100% of the Performance Shares subject to each applicable Performance Measure and shall be settled as soon as practicable following Participant’s death.

For purposes of this Section 4(c)(ii), any pro rata portion of the Performance Shares being settled shall be determined by (I) dividing the aggregate number of Performance Shares Participant would have been entitled to receive had he or she been employed through the end of the Performance Period by 36 (i.e., the number of calendar months in the

Performance Period), and then (II) multiplying the quotient obtained in (I) by the number of whole months elapsed from the commencement of the 20__ fiscal year to the date of Participant's death or termination of employment due to Disability or Retirement. For purposes of this pro rata calculation, Participant must have been actively employed as a full-time employee for an entire calendar month in the Performance Period to receive credit that month.

For purposes of this Agreement “Retirement” means a Participant’s termination of employment for the express reason of retirement, as determined by the Committee in its sole discretion, for which Participant has provided the Company at least 6 months’ prior notice and occurs (a) on or after age 55 and following a minimum number of years of employment with the Company such that Participant’s age plus the number of years of employment with the Company equals or exceeds 72, or (b) on or after age 65. Unless otherwise determined by the Committee, Participant must (1) have been actively employed as a full-time employee for an entire calendar year to receive credit for such year of employment for purposes of this definition of “Retirement” and (2) have been actively employed as a full-time employee for six months following the Date of Award to qualify as a “Retirement” for the purposes of this Agreement. If Participant is not actively employed as a full-time employee for six months following the Date of Award, the Award will not be administered as subject to a “Retirement” under this Agreement.

(d)    Forfeiture. Subject to the other provisions of this Section 4, all rights relating to any non-settled Performance Shares shall be forfeited if either (A) Certification does not occur prior to or on the Deadline, or (B) Participant ceases to be employed by the Company during the Performance Period (except as provided in Section 4(c) above). Participant is not deemed to have terminated employment through, and Participant's rights relating to the Performance Shares shall not be forfeited solely as a result of, any change in Participant's duties or position or Participant's temporary leave of absence approved by the Company. Upon any such forfeiture, under no circumstances will the Company be obligated to make any payment to Participant, and no shares of Stock shall be issued, as a result of such forfeited Performance Shares.
(e)    Share Issuance. Except as otherwise provided herein, upon the settlement of a specific number of Performance Shares, for shares of Stock, as provided in Paragraphs 4(b) or (c), the Company shall issue a corresponding number of shares of Stock to Participant on the Settlement Date, provided that tax withholding obligations have been satisfied as provided in Section 5. The Company’s transfer agent may issue shares of Stock in certificated or book entry form as determined by the Company’s Corporate Secretary. Upon issuance of the Shares, Participant shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the shares of Stock.

(f)    Payments to Third Party. Upon death of Participant followed by a valid written request for payment, the shares of Stock, to the extent eligible to be issued, shall be issued as soon as administratively practical to Participant’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Participant’s executor or administrator or other personal representative acceptable to the Corporate Secretary. Any request to pay any person or persons other than Participant shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence satisfactory to the Company of the authority of such person or persons to receive the payment.
5.    Tax Withholding; Withholding with Stock. The Company's obligations to issue Shares in connection with the settlement of any Performance Shares is subject to the Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements. Unless specifically denied by the Committee, Participant may elect to pay any portion of the required tax withholding amounts (or greater amounts if permitted by the Committee) by electing to have the Company withhold upon settlement a number of Shares having a Fair Market Value on the withholding date equal to the minimum amount (or greater amount if permitted by the Committee) elected to be withheld by the Participant. Any withholding obligations satisfied through the withholding of Shares shall be in accordance with any rules or established procedures for election by Participant including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to Participant if Participant is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.
6.    Dividends and Voting. Prior to a Performance Share settlement date, Participant shall have no right to receive any dividends or dividend equivalent payments with respect to the Performance Shares. Participant will have no voting rights with respect to any of the Performance Shares.
7.    Administration. This Award has been made pursuant to a determination made by the Committee, subject to the express terms of this Agreement, and the Committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Participant by the express terms hereof.
8.    No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of Participant.
9.    Compliance with Section 409A. Notwithstanding any provision in this Agreement or the Plan to the contrary, this Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Participant's death. To the extent any payments under this Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Participant or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his or her beneficiary in connection with any payments to Participant or his or her beneficiary pursuant to this Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and Company shall have no obligation to indemnify or otherwise hold Participant or his or her beneficiary harmless from any and all of such taxes and penalties.
10.    Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
11.    Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws. Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this Award Agreement.
12.    Clawback Policy. The Performance Shares may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), the Company’s Executive Compensation Recoupment Policy or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the Performance Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank or as set forth in this Award Agreement.
13.    Entire Agreement and Binding Effect. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

14.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

The Company has caused this Agreement to be executed on its behalf, and Participant has signed this Agreement to evidence Participant’s acceptance of the terms hereof, all as of the date first above written.
JACK HENRY & ASSOCIATES, INC.

By:

Title:

PARTICIPANT

Name: _____________________

APPENDIX A TO PERFORMANCE SHARES AWARD AGREEMENT
_______ GRANT
Executive

CLIFF SETTLEMENT

(Settlement occurs based upon the level of achievement of the Performance Measures)
Achievement of the Performance Measures set forth below for the Performance Period (FY20__-FY20__) ("Performance Condition") is required for settlement, and settlement may occur no earlier than the first (1st) business day following the Applicable Committee Meeting (the “Scheduled Settlement Date”), except in the case of a Change in Control or as otherwise provided in the Agreement and this Appendix.
Calculation of the number of Performance Shares eligible to be settled depends on (i) the applicable percentage of the Performance Shares that are subject to Total Stockholder Return ("TSR") measures of the Company and the level of achievement of the Company's TSR compared to the applicable comparator group, (ii) the applicable percentage of the Performance Shares that are subject to a three-year Organic Revenue Growth (CAGR) measure of the Company and the level of achievement of the Company against specified thresholds, and (iii) the applicable percentage of the Performance Shares that are subject to a three-year Non-GAAP Operating Margin Expansion measure of the Company and the level of achievement of the Company against specified thresholds.
The TSR measure, the Organic Revenue Growth (CAGR) measure, and the Non-GAAP Operating Margin Expansion measure are each subject to certain measurement and adjustment principles as set forth immediately following each applicable measuring goal below. In addition, the Committee has the sole discretion to administer, interpret and make adjustments as necessary to determine the number of the Performance Shares that should vest, if any, based on each of the measures.

TSR Measuring Goal -- Performance Against S&P Composite 1500 Software & Services Group Index (“S&P 1500 S&S”) plus Compensation Peer Group

•Number of Shares Subject to TSR Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The Company's ending TSR percentile rank against the TSRs of the companies in (a) the S&P 1500 S&S (including the Company), plus (b) any members of the Company's compensation peer group not otherwise included in the S&P 1500 S&S, for the three (3) fiscal years ending June 30, 20__.

•Percentage of Performance Shares Vesting Based on Percentile Ranking: The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:

Company's TSR Compared to Measuring Peer Group	Percentage of Performance Shares Eligible to be Settled*
< 25% percentile	0% of Performance Shares (0 shares)
25th percentile	25% of Performance Shares (_____ shares)
50th percentile	100% of Performance Shares (_____ shares)
80th percentile or Greater	200% of Performance Shares (______ shares)
*The percentage of Performance Shares eligible to be settled when the Company's TSR for the Performance Period falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
•General Principles for TSR Measuring Goal

For purposes of TSR Measuring Goal, TSR (for each company's stock taken into account in the TSR calculation) is calculated as follows:
(i) The closing stock price (average of the closing prices for the trading days during the 30 consecutive calendar days ending on June 30, 20__) plus reinvested dividends paid during the Performance Period;
Divided by
(ii) The beginning stock price (average of the closing prices for the trading days during the 30 consecutive calendar days ending on June 30, 20__).
For this purpose, closing price means the last reported market price for one share of stock, regular way, on the exchange or stock market on which such last reported market price is reported on the day in question.

The TSR comparator group will be only those companies in the S&P 1500 S&S or in the Company's compensation peer group at both the beginning of the Performance Period and at the end of the Performance Period, subject to the following exceptions:

◦Companies within the TSR Measuring Goal comparator group on June 30, 20__, that file for bankruptcy or whose shares are otherwise delisted shall continue to be counted at the end of the Performance Period and shall be considered at the bottom of the peer group for ranking purposes or given a -100% performance under a percentile method.

◦Companies within the TSR Measuring Goal comparator group on June 30, 20__ that are merged into another entity during the Performance Period, shall be removed from the comparator group both at the beginning and the end of the Performance Period.

•Measuring Peer Group: The following is the Company’s comparator group for purposes of this TSR Measuring Goal:

S&P 1500 S&S
◦8x8, Inc.
◦Accenture plc
◦ACI Worldwide, Inc.
◦Adobe Inc.
◦Agilysys, Inc.
◦Akamai Technologies, Inc.
◦Alarm.com Holdings, Inc.
◦Alliance Data Systems Corporation
◦ANSYS, Inc.
◦Aspen Technology, Inc.
◦Autodesk, Inc.
◦Automatic Data Processing, Inc.
◦Blackbaud, Inc.
◦Bottomline Technologies (de), Inc.
◦Broadridge Financial Solutions, Inc.
◦Cadence Design Systems, Inc.
◦CDK Global, Inc.
◦Cerence Inc.
◦Ceridian HCM Holding Inc.
◦Citrix Systems, Inc.
◦Cognizant Technology Solutions Corporation
◦Commvault Systems, Inc.
◦Concentrix Corporation
◦CSG Systems International, Inc.
◦DXC Technology Company
◦Ebix, Inc.
◦Envestnet, Inc.
◦EVERTEC, Inc.
◦ExlService Holdings, Inc.
◦Fair Isaac Corporation
◦Fidelity National Information Services, Inc.
◦Fiserv, Inc.
◦FLEETCOR Technologies, Inc.
◦Fortinet, Inc.
◦Gartner, Inc.
◦Genpact Limited
◦Global Payments Inc.
◦InterDigital, Inc.
◦International Business Machines Corporation
◦Intuit Inc.
◦J2 Global, Inc.
◦Jack Henry & Associates, Inc.

◦LivePerson, Inc.
◦LiveRamp Holdings, Inc.
◦Manhattan Associates, Inc.
◦Mastercard Incorporated
◦Maximus, Inc.
◦Microsoft Corporation
◦MicroStrategy Incorporated
◦NortonLifeLock Inc.
◦OneSpan Inc.
◦Oracle Corporation
◦Paychex, Inc.
◦Paycom Software, Inc.
◦Paylocity Holding Corporation
◦PayPal Holdings, Inc.
◦Perficient, Inc.
◦Progress Software Corporation
◦PTC Inc.
◦Qualys, Inc.
◦Sabre Corporation
◦SailPoint Technologies Holdings, Inc.
◦salesforce.com, inc.
◦ServiceNow, Inc.
◦SPS Commerce, Inc.
◦Sykes Enterprises, Incorporated
◦Synopsys, Inc.
◦Teradata Corporation
◦The Western Union Company
◦TTEC Holdings, Inc.
◦Tyler Technologies, Inc.
◦Unisys Corporation
◦VeriSign, Inc.
◦Visa Inc.
◦Vonage Holdings Corp.
◦WEX Inc.
◦Xperi Holding Corporation

Compensation Peers Not Included in S&P 1500 S&S
◦Black Knight, Inc.
◦Euronet Worldwide, Inc.
◦NCR Corporation
◦Square, Inc.
◦SS&C Technologies Holdings, Inc.
◦Verint Systems Inc.

Organic Revenue Growth (CAGR) Measuring Goal

•Number of Shares Subject to Organic Revenue Growth (CAGR) Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The Company's compound annual growth rate (“CAGR”) for revenue (adjusting for deconversion fees) for the three-year period ending June 30, 20__ compared against goal thresholds.

•Percentage of Performance Shares Vesting Based on Outcome: The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:

Company's Three-Year Organic Revenue Growth (CAGR)	Percentage of Performance Shares Eligible to be Settled*
< 6.5%	0% of Performance Shares (0 shares)
6.5%	50% of Performance Shares (_____ shares)
7.5%	100% of Performance Shares (_____ shares)
9.0%	200% of Performance Shares (______ shares)
*The percentage of Performance Shares eligible to be settled when the Company's Organic Revenue Growth (CAGR) for the Performance Period falls in between any of the above-listed percentages shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
•General Principles for Organic Revenue Growth (CAGR) Measuring Goal

For purposes of Organic Revenue Growth (CAGR) Measuring Goal, the following principles will apply:
(i) Non-GAAP revenue will be calculated by adjusting GAAP revenue for the relevant periods for deconversion fee revenue.
(ii) Organic Revenue Growth (CAGR) is calculated as follows:
(a) The quotient equal to the Company’s non-GAAP revenue for the final Performance Year of the Performance Period divided by the Company’s non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the Performance Period.
Raised to an exponent of
(b) one-third
Subtracting from the result of (a) and (b)
(c) 1.
(iii) If there is any acquisition or divestiture by the Company during the Performance Period, the Compensation Committee will adjust the goal and/or results to ensure Participant is neither benefited nor penalized by the acquisition or divestiture. This will be accomplished by:
(a) Adjusting the goal to reflect the “pro forma” revenue based on the approved deal modeling and expectations.
(b) Removing any one-time costs and/or transaction related fees.

(c) Fully excluding any deal that occurs in year three of the Performance Period from goals and results.

Non-GAAP Operating Margin Expansion

•Number of Shares Subject to Non-GAAP Operating Margin Expansion Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The expansion of the Company's non-GAAP operating margin over the three-year period ending June 30, 20__ compared against goal thresholds.

•Percentage of Performance Shares Vesting Based on Percentile Ranking: The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:

Company's Three-Year Non-GAAP Operating Margin Expansion	Percentage of Performance Shares Eligible to be Settled*
< 1.0%	0% of Performance Shares (0 shares)
1.0%	50% of Performance Shares (_____ shares)
1.4%	100% of Performance Shares (_____ shares)
2.1%	200% of Performance Shares (______ shares)
*The percentage of Performance Shares eligible to be settled when the Company's Non-GAAP Operating Margin Expansion for the Performance Period falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
•General Principles for Non-GAAP Operating Margin Expansion Measuring Goal

For purposes of Non-GAAP Operating Margin Expansion Measuring Goal, the following principles will apply:
(i) Non-GAAP revenue will be calculated by adjusting GAAP revenue for the relevant periods for deconversion fee revenue.
(ii) Non-GAAP operating income will be calculated by adjusting GAAP operating income for the relevant periods for operating income from deconversion fees and operating income/loss from acquisitions, divestitures and asset write-offs:
(iii) Non-GAAP Operating Margin Expansion is calculated as follows:
(a) An amount equal to non-GAAP operating income for the final Performance Year of the Performance Period divided by Non-GAAP revenue for the final Performance Year of the Performance Period
Less
(b) An amount equal to non-GAAP operating income for the fiscal year ending immediately prior to the beginning of the Performance Period divided by non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the Performance Period
(iv) If there is any acquisition or divestiture by the Company during the Performance Period, the Compensation Committee will adjust the goal and/or results to ensure Participant is neither benefited nor penalized by the acquisition or divestiture. This will be accomplished by:

(a) Adjusting the goal to reflect the “pro forma” revenue and operating income based on the approved deal modeling and expectations.
(b) Removing any one-time costs and/or transaction related fees.
(c) Fully excluding any deal that occurs in year three of the Performance Period from goals and results.